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                                                                      EXHIBIT 99


For further information:
         MEDIA CONTACT:    Tina Farrington, 419-784-2549, rfcmkt@rurban.net
         INVESTOR CONTACT: Valda Colbart, 419-784-2759, rfcinv@rurban.net

           RURBAN RECEIVES PERMISSION TO PAY TRUST PREFERRED DIVIDEND

Defiance, Ohio - September 8, 2004 - Rurban Financial Corp. (Nasdaq: RBNF) ("Rurban" or the "Company"), a leading provider of full-service banking, investment management, trust services and bank data processing, announced today that its regulatory authorities, the Federal Reserve Bank and Ohio Department of Financial Institutions, has given Rurban permission to pay the previously accrued current and deferred Trust Preferred Dividends on its $10 million issue of Trust Preferred Securities, on the September 7, 2004 semi-annual interest payment date.

In accordance with the requirements of the Written Agreement dated July 9, 2002 between Rurban and Federal and State banking regulators, the Company is required to obtain regulatory approval to pay dividends, including the Trust Preferred Dividend, incur debt, or redeem stock. The request to pay the Trust Preferred Dividend was approved on September 3, 2004.

"We consider this to be a milestone step in our path to ultimately obtaining release from the Written Agreement," President and Chief Executive Officer of Rurban Kenneth Joyce commented. "We continue to be cautiously optimistic about the significant progress we've made."

About Rurban Financial Corp.

Rurban Financial Corp. is a publicly held bank holding company based in Defiance, Ohio and is located on the Internet at http://www.rurbanfinancial.net. Rurban's common stock is quoted on the Nasdaq National Market System under the symbol RBNF. The Company currently has 10,000,000 shares of stock authorized and 4,567,968 shares outstanding.

Rurban's wholly owned subsidiaries are The State Bank and Trust Company, Reliance Financial Services, N.A., Rurbanc Data Services, Inc. (RDSI) and RFCBC Loan Subsidiary. The bank offers a full range of financial services through their offices in Defiance, Paulding and Fulton Counties. Reliance Financial Services offers a diversified array of trust and financial services to customers throughout the Mid-West. RDSI provides data processing services to community banks in Ohio, Michigan, Indiana, Illinois and Missouri.

Forward-Looking Statements

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market



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conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.

Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.